Exhibit 2.1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is entered into effective as of July 27, 2022, by and among Frontier Group Holdings, Inc., a Delaware corporation (“Parent”), Top Gun Acquisition Corp., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Spirit Airlines, Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”).

All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in that certain Agreement and Plan of Merger, dated as of February 5, 2022 and amended on June 2, 2022 and June 24, 2022 (the “Merger Agreement”), by and among the Parties.

Pursuant to the Merger Agreement, the Parties hereby agree as follows:

1. Termination of Merger Agreement. Pursuant to Section 7.1(a) of the Merger Agreement, the Parties hereby agree to terminate the Merger Agreement and abandon the transactions contemplated therein effective immediately. For purposes of Section 7.2 of the Merger Agreement, the Parties agree that the Merger Agreement shall be deemed to have been terminated pursuant to Section 7.1(h) of the Merger Agreement.

2. Expense Reimbursement. It is acknowledged and agreed that Parent has incurred not less than $25 million of reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with the transactions contemplated by the Merger Agreement. Not later than the close of business on the date that is two Business Days following the execution of this Agreement, the Company will pay or cause to be paid $25 million in cash to Parent in accordance with Parent’s wire instructions set forth on Section 7.2(e) of the Parent Disclosure Schedule.

3. Confidentiality Agreement. Pursuant to the provisions of the Confidentiality Agreement, each of Parent and the Company agrees to (i) promptly return or destroy all copies of the other party’s Evaluation Material and (ii) destroy or have destroyed all notes, analyses, compilations, forecasts, studies or other documents prepared by such party or its representatives which contain or reflect the other party’s Evaluation Material. With respect to Evaluation Material that is destroyed, each of Parent and the Company agrees to provide written confirmation by an authorized officer supervising such destruction that all such material has been so destroyed.

4. Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”), or, if the Chancery Court lacks subject matter jurisdiction of the action or proceeding, any Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the Parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 8.3 of the Merger Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.

5. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FRONTIER GROUP HOLDINGS, INC.

By:	/s/ Barry L. Biffle

Name:	Barry L. Biffle
Title:	President and Chief Executive Officer

TOP GUN ACQUISITION CORP.

By:	/s/ Barry L. Biffle

Name:	Barry L. Biffle
Title:	President

[Signature page to Merger Agreement Termination Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SPIRIT AIRLINES, INC.

By:	/s/ Edward M. Christie

Name:	Edward M. Christie
Title:	President and Chief Executive Officer

[Signature page to Merger Agreement Termination Agreement]